SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

Natus Medical Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-33001	77-0154833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Koll Center Parkway Suite 120 Pleasanton, CA 94566
(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (925) 223-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 9, 2015 Natus Medical Incorporated (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and between the Company and Citibank, National Association (“Citibank”).
Pursuant to the terms of the Credit Agreement, Citibank agrees, on a non-committed basis, to make loans (each such loan, a “Revolving Credit Loan”) to the Company from time to time, not to exceed at any time the aggregate principal amount of $25,000,000.00, (the “Revolving Line of Credit”). The proceeds under the Revolving Line of Credit shall be used by the Company for working capital and general corporate purposes.
The outstanding principal balance under the Credit Agreement will bear interest at either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent per annum; and (b) the per annum rate of interest in effect for such day as publicly announced from time to time by Citibank as its Prime Rate, or (ii) a fluctuating rate per annum of one and three quarters percent (1.75%) above the LIBOR Rate.
The Credit Agreement contains covenants, including covenants relating to maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, and limitations on guaranties, investments, issuance of debt, lease obligations and capital expenditures.
The Credit Agreement provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, bankruptcy or insolvency events and the occurrence of a material adverse effect.
Concurrent with the execution of the Credit Agreement, the Company has exited an existing and previously disclosed credit agreement between the Company and Wells Fargo, N.A.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Credit Agreement attached hereto as Exhibit 10.1, incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED

Date: October 14, 2015	By:	/s/ Jonathan A. Kennedy
Jonathan A. Kennedy
Senior Vice President Finance & Chief Financial Officer